================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -----------------------------------------

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)

                   -----------------------------------------

                          IMPERIAL PARKING CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    453077109
                                 (CUSIP Number)


                   -----------------------------------------

                             DAVID S. KLAFTER, ESQ.
                       GOTHAM PARTNERS MANAGEMENT CO., LLC
                              110 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 286-0300

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                   -----------------------------------------

                                  MAY 25, 2001
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [_]

      Check the following box if a fee is being paid with the statement. [_] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Schedules filed in paper format shall include a signed original and five copes of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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


-------------------------                             --------------------------
CUSIP NO. 453077109                SCHEDULE 13D               (PAGE 2 OF 9)
-------------------------                             --------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gotham Partners, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(D) OR 2(E)                                                   [_]
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
--------------------------------------------------------------------------------
   NUMBER OF      7   SOLE VOTING POWER
     SHARES           268,500
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8   SHARED VOTING POWER

                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER
                      268,500
                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      268,500
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [_]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.82%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

*     See Instructions

-------------------------                             --------------------------
CUSIP NO. 453077109                SCHEDULE 13D               (PAGE 3 OF 9)
-------------------------                             --------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gotham Partners III, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [X]
                                                                         (b) {_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(D) OR 2(E)                                                   [_]
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
--------------------------------------------------------------------------------
   NUMBER OF      7   SOLE VOTING POWER
     SHARES           12,136
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8   SHARED VOTING POWER

                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER

                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      12,136
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,136
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [_]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .67%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

*     See Instructions

-------------------------                             --------------------------
CUSIP NO. 453077109                SCHEDULE 13D               (PAGE 4 OF 9)
-------------------------                             --------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gotham International Advisors, L.L.C.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(D) OR 2(E)                                                   [_]
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
   NUMBER OF      7   SOLE VOTING POWER
     SHARES           113,739
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8   SHARED VOTING POWER
                      0
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER
                      113,739
                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      113,739
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [_]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.28%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      OO;IA
--------------------------------------------------------------------------------

*     See Instructions

-------------------------                             --------------------------
CUSIP NO. 453077109                SCHEDULE 13D               (PAGE 5 OF 9)
-------------------------                             --------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gotham Holdings II, L.L.C.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(D) OR 2(E)                                                   [_]
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
   NUMBER OF      7   SOLE VOTING POWER
     SHARES           23,898
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8   SHARED VOTING POWER
                      0
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER
                      23,898
                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      23,898
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [_]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.32%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      OO;IA
--------------------------------------------------------------------------------

*     See Instructions

-------------------------                             --------------------------
CUSIP NO. 453077109                SCHEDULE 13D               (PAGE 6 OF 9)
-------------------------                             --------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Gotham Holdings Management, L.L.C.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(D) OR 2(E)                                                   [_]
--------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
   NUMBER OF      7   SOLE VOTING POWER
     SHARES           61,470
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH
                 ---------------------------------------------------------------
                  8   SHARED VOTING POWER
                      0
                 ---------------------------------------------------------------
                  9   SOLE DISPOSITIVE POWER
                      61,470
                 ---------------------------------------------------------------
                  10  SHARED DISPOSITIVE POWER
                      0
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      61,470
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [_]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.39%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*
      OO;IA
--------------------------------------------------------------------------------

*     See Instructions

            This Amendment No. 4 (the "Amendment") amends and supplements the Statement on Schedule 13D, as previously amended (the "Prior Statement"), previously filed by Gotham Partners, L.P., a New York limited partnership ("Gotham"), Gotham Partners III, L.P., a New York limited partnership ("Gotham III"), Gotham Holdings Management, L.L.C., a Delaware limited liability company ("Gotham Management"), with respect to the holdings of Gotham Holdings I, L.L.C., a Delaware limited liability company ("Holdings I"), Gotham Holdings II, L.L.C., a Delaware limited liability company ("Holdings II") with respect to holdings of Gotham International Advisors, L.L.C., a Delaware limited liability company ("Gotham Advisors" together with Gotham, Gotham III, Gotham Management, Holdings II, the "Reporting Persons"), with respect to holdings of Gotham Partners International, Ltd. ("Gotham International"), a Cayman exempted company, relating to the beneficial ownership of shares of common stock, $0.01 par value ("Common Stock"), of Imperial Parking Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Prior Statement.

            Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Prior Statement.


ITEM 4.  PURPOSE OF TRANSACTION

            Item 4 is hereby amended to add the following:

            (a)-(j) The Reporting Persons have filed this Amendment to reflect the current status of their proposal as to the Proposed Transaction (previously described in the Prior Statement). Certain of the Reporting Persons, and certain of their affiliates, filed an amended Statement on Schedule 13D in connection with their current plans or proposals in respect of their holdings in First Union Real Estate Equity and Mortgage Investments ("First Union") (a copy of which is attached as an exhibit hereto and incorporated herein by reference). As more particularly described in that filing, by letter dated May 25, 2001, to the Special Committee of the First Union's Board of Directors, Gotham formally withdrew its offer to negotiate and enter into the Proposed Transaction.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

99.1 Statement on Schedule 13D filed on May 25, 2001 in respect of First Union Real Estate Equity and Mortgage Investments.

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

May 25, 2001

                                    GOTHAM PARTNERS, L.P.


                                    By:  Section H Partners, L.P.,
                                    its general partner

                                    By:  Karenina Corporation,
                                    a general partner of Section H
                                    Partners, L.P.


                                    By: /s/ William A. Ackman
                                    -------------------------------------
                                    William A. Ackman
                                    President

                                    GOTHAM PARTNERS III, L.P.


                                    By:  Section H Partners, L.P.,
                                    its general partner

                                    By:  Karenina Corporation,
                                    a general partner of Section H
                                    Partners, L.P.


                                    By: /s/ William A. Ackman
                                    -------------------------------------
                                    William A. Ackman
                                    President


                                    GOTHAM INTERNATIONAL
                                    ADVISORS, L.L.C.


                                    By: /s/ William A. Ackman
                                    -------------------------------------
                                    William A. Ackman
                                    Senior Managing Member

                                    GOTHAM HOLDINGS I, L.L.C.


                                    By:   Gotham Holdings Management LLC,
                                    the Manager


                                    By:  /s/ William A. Ackman
                                    -------------------------------------
                                    William A. Ackman
                                    Senior Managing Member


                                    GOTHAM HOLDINGS II, L.L.C.


                                    By:   Gotham Holdings Management LLC,
                                    the Manager


                                    By:  /s/ William A. Ackman
                                    -------------------------------------
                                    William A. Ackman
                                    Senior Managing Member